Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
THIRD QUARTER 2008 RESULTS
Same Store Sales Increase 3.4%
Diluted Earnings per Share of $0.44
Cash Flow from Operations Exceeds $314 million Year-To-Date

Plano, Texas, October 27, 2008 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended September 30, 2008.
Third Quarter 2008 Results
Total revenues for the quarter ended September 30, 2008 were $708.8 million, a decrease of $0.9 million from the total revenues of $709.7 million for the same period in the prior year. This decrease in revenues was primarily the result of approximately 315 fewer stores over the past year principally due to the previously announced restructuring plan, offset by a 3.4% increase in same store sales.
Net earnings for the quarter ended September 30, 2008 were $29.4 million, an increase of $4.1 million, or 16.2% from the net earnings of $25.3 million for the same period in the prior year. Net earnings per diluted share for the quarter ended September 30, 2008 were $0.44, an increase of 18.9% from the same period in the prior year. As a result of Hurricanes Gustav and Ike, the Company estimates that net earnings per diluted share were negatively impacted by approximately $0.02 for the quarter ended September 30, 2008. Net earnings per diluted share for the quarter ended September 30, 2007 were $0.37 when including $0.04 per share as a result of the receipt of accelerated royalty payments from former franchisees in consideration of the termination of their franchise agreements, as discussed below.
“We met our guidance for same store sales, revenues and, when giving consideration for the impact of the hurricanes, diluted earnings per share,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “While we believe the economic environment creates opportunities for potential customers whose available credit is diminished or eliminated, it is creating challenges for our existing customers,” Speese continued. “Therefore, we believe the current severity of the financial crisis and its effect on the economy has resulted in a softening in our business and as a result we have reduced our outlook for the fourth quarter. Assuming a continued weak economy in 2009, our focus will be on improving our rent-to-own and financial services operations and as such, we believe it is prudent to delay adding any financial services locations until a later date,” Speese added. “We believe that even in this environment our business will continue to generate sufficient cash flow to not only meet our operating requirements but also maintain a solid balance sheet,” Speese concluded.
Nine Months Ended September 30, 2008 Results
Total revenues for the nine months ended September 30, 2008 were $2.184 billion, a decrease of $5.0 million from the total revenues of $2.189 billion for the same period in the prior year. This decrease in revenues was primarily the result of approximately 315 fewer stores over the past year principally due to the previously announced restructuring plan, offset by a 2.8% increase in same store sales.

Net earnings for the nine months ended September 30, 2008 were $103.5 million as compared to the net earnings of $81.6 million for the same period in the prior year, an increase of 26.8%. Net earnings for the nine months ended September 30, 2008 were reduced by $3.1 million in pre-tax restructuring expenses related to the previously announced restructuring plan, as discussed below. Net earnings for the nine months ended September 30, 2007 were reduced primarily by a $51.3 million pre-tax litigation charge related to the Hilda Perez matter, as discussed below.
Net earnings per diluted share for the nine months ended September 30, 2008 were $1.54, as compared to the net earnings per diluted share of $1.16 for the same period in the prior year, an increase of 32.8%. Net earnings per diluted share for the nine months ended September 30, 2008 were reduced by approximately $0.03 per share as a result of the restructuring expenses related to the previously announced restructuring plan, as discussed below. Net earnings per diluted share for the nine months ended September 30, 2007 were reduced primarily by the $0.47 per share effect for the litigation expense related to the Hilda Perez matter, as discussed below.
“As a result of our solid operating results, and despite the challenging market environment, we have generated positive cash flow from operations of approximately $315 million for the nine month period through September 30, 2008, while ending the quarter with approximately $99.2 million of cash on hand,” commented Robert D. Davis, the Company’s Executive Vice President and Chief Financial Officer. “This significant cash flow enabled us to enhance our capital structure by reducing our outstanding indebtedness by approximately $265 million year to date, while internally funding our operations,” Davis concluded.
During the nine month period ended September 30, 2008, the Company also repurchased 150,000 shares of its common stock for $3.1 million in cash under its common stock repurchase program. To date, the Company has repurchased a total of 18,610,950 shares and has utilized approximately $447.4 million of the $500.0 million authorized by its Board of Directors since the inception of the plan.
Operations Highlights
During the three and nine month periods ended September 30, 2008, the Company owned stores and Financial Services locations changed as follows:

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2008	2008
Company Owned Stores
Beginning Store Count	3,054	3,081
Opens	4	8
Acquisitions	1	2
Closes / Mergers	(14)	(33)
Sold	—	(13)

Ending Store Count	3,045	3,045

Account Purchases	8	24

Financial Services
Beginning Store Count	304	276
Opens	49	82
Acquisitions	—	—
Closes / Mergers	(3)	(8)
Sold	—	—

Ending Store Count	350	350

Account Purchases	—	1

Since September 30, 2008, the Company has opened three new store locations, acquired accounts from one location and consolidated one store into an existing location. The Company has added financial services to six existing rent-to-own store locations, consolidated one store with financial services into an existing location and closed one location since September 30, 2008.
2008 Significant Item
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share by approximately $0.03 in the first quarter of 2008. The Company recorded additional pre-tax restructuring expense in the third quarter of 2008 of approximately $0.2 million. Through the nine month period ended September 30, 2008, the total pre-tax restructuring expense of approximately $3.1 million reduced net earnings per diluted share by approximately $0.03. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to the restructuring plan relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.
2007 Significant Items
Settlement with ColorTyme Franchisees. On July 31, 2007, ColorTyme entered into a settlement agreement with five affiliated ColorTyme franchisees pursuant to which the franchise agreements with respect to approximately 65 ColorTyme stores were terminated. ColorTyme received a cash payment in satisfaction of the contractually required, future royalties owed to ColorTyme pursuant to the franchise agreements. This settlement payment increased diluted earnings per share by approximately $0.04 in both the third quarter of 2007 and for the nine month period ended September 30, 2007.
Hilda Perez. On November 5, 2007, the Company paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement of the Hilda Perez v. Rent-A-Center, Inc. matter pending in New Jersey. As previously reported, the Company recorded a pre-tax expense of $58.0 million in connection with the Perez matter during the fourth quarter of 2006, and an additional pre-tax charge of $51.3 million in the first quarter of 2007, to account for the aforementioned costs. The litigation expense with respect to the Perez settlement reduced net earnings per diluted share by approximately $0.47 for the nine month period ended September 30, 2007.
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Rent-A-Center, Inc. will host a conference call to discuss the third quarter results, guidance and other operational matters on Tuesday morning, October 28, 2008, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,045 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 225 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, any additional restructuring expenses related to the restructuring plan announced on December 3, 2007, or the potential impact of acquisitions or dispositions that may be completed after October 27, 2008.
FOURTH QUARTER 2008 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $698 million to $713 million.
•	Store rental and fee revenues are expected to be between $610 million and $622 million.
•	Total store revenues are expected to be in the range of $687 million to $702 million.
•	Same store sales are expected to be in the flat to 1% range.
•	The Company expects to open approximately 15 new company owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.6% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 75% and 79% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.4% to 59.9% of total store revenue.
•	General and administrative expenses are expected to be between 4.3% and 4.5% of total revenue.
•	Net interest expense is expected to be approximately $14 million, depreciation of property assets is expected to be approximately $18 million and amortization of intangibles is expected to be approximately $2 million.
•	The effective tax rate is expected to be approximately 37% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.44 to $0.49.
•	Diluted shares outstanding are estimated to be between 67.0 million and 68.0 million.
FISCAL 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.830 billion and $2.890 billion.
•	Store rental and fee revenues are expected to be between $2.435 billion and $2.485 billion.
•	Total store revenues are expected to be in the range of $2.790 billion and $2.850 billion.
•	Same store sales are expected to be flat.
•	The Company expects to open 30 to 40 new company owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.4% and 23.0% of store rental and fee revenue and cost of merchandise sold to be between 74% and 78% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.7% to 59.2% of total store revenue.
•	General and administrative expenses are expected to be between 4.5% and 4.7% of total revenue.
•	Net interest expense is expected to be approximately $55 million, depreciation of property assets is expected to be between $70 million and $75 million and amortization of intangibles is expected to be approximately $1 million.
•	The effective tax rate is expected to be approximately 38% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.10 to $2.30.
•	Diluted shares outstanding are estimated to be between 67.3 million and 68.3 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to control costs; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; our failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2007, and its quarterly reports for the quarters ended March 31, 2008, and June 30, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS

	Three Months Ended September 30,
	2008	2008		2007	2007
	Before	After
	Restructuring	Restructuring		Before Royalty	After Royalty
	Expense	Expense		Payment	Payment
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)		(Non-GAAP)	(GAAP)

Total Revenue	$708,755	$708,755		$705,801	$709,701	(2)
Operating Profit	58,762	58,549	(1)	56,675	60,575	(2)
Net Earnings	29,531	29,379	(1)	22,723	25,275	(2)
Diluted Earnings per Common Share	$0.44	$0.44		$0.33	$0.37	(2)
Adjusted EBITDA	$80,498	$80,498		$78,656	$78,656

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	45,795	45,582		34,959	38,859
Add back:
Restructuring Expense	—	213		—	—
ColorTyme franchisees settlement	—	—		—	(3,900)
Interest expense, net	12,967	12,967		21,716	21,716
Depreciation of property assets	18,191	18,191		18,028	18,028
Amortization of intangibles	3,545	3,545		3,953	3,953

Adjusted EBITDA	$80,498	$80,498		$78,656	$78,656

	Nine Months Ended September 30,
	2008	2008		2007	2007
				Before Royalty	After Royalty
	Before	After		Payment &	Payment &
	Restructuring	Restructuring		Legal	Legal
	Expense	Expense		Settlement	Settlement
(In Thousands of Dollars, except per share data)	(Non-GAAP)	(GAAP)		(Non-GAAP)	(GAAP)

Total Revenue	$2,184,422	$2,184,422		$2,185,258	$2,189,158	(2)
Operating Profit	213,621	210,523	(1)(3)	241,104	193,754	(2)(4)
Net Earnings	105,433	103,478	(1)(3)	111,886	81,629	(2)(4)
Diluted Earnings per Common Share	$1.57	$1.54		$1.59	$1.16	(2)(4)
Adjusted EBITDA	$280,327	$280,327		$305,635	$305,635

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	$167,141	$164,043		$175,095	$127,745
Add back:
Litigation settlement expense	—	—		—	51,250
Restructuring Expense	—	3,098		—	—
ColorTyme franchisees settlement	—	—		—	(3,900)
Interest expense, net	46,480	46,480		66,009	66,009
Depreciation of property assets	54,569	54,569		52,606	52,606
Amortization of intangibles	12,137	12,137		11,925	11,925

Adjusted EBITDA	$280,327	$280,327		$305,635	$305,635

(1)	Includes the effects of a $0.2 million pre-tax restructuring expense in the third quarter of 2008 related to the December 3, 2007 announced restructuring plan. The restructuring expense had no impact on the diluted earnings per share in the third quarter of 2008.

(2)	Includes the effects of $3.9 million in franchise royalty income in the third quarter of 2007 for the settlement agreement with five affiliated ColorTyme franchisees. The royalty income increased diluted earnings per share by approximately $0.04 in both the third quarter of 2007 and the nine month period ended September 30, 2007.

(3)	Includes the effects of $3.1 million in pre-tax restructuring expenses related to the December 3, 2007 announced restructuring plan. The restructuring expenses reduced diluted earnings per share by approximately $0.03 for the nine months ended September 30, 2008.

(4)	Includes the effects of a $51.3 million pre-tax litigation expense in the first quarter of 2007 associated with the settlement in the Perez case. The litigation expense reduced diluted earnings per share by approximately $0.47 for the nine months ended September 30, 2007.

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Selected Balance Sheet Highlights

Selected Balance Sheet Data: (in Thousands of Dollars)	September 30, 2008	September 30, 2007
Cash and cash equivalents	$99,188	$100,337
Prepaid expenses and other assets	58,552	60,897
Rental merchandise, net
On rent	620,438	728,922
Held for rent	213,096	236,782
Total Assets	2,510,034	2,665,286

Senior debt	753,964	901,802
Subordinated notes payable	240,375	300,000
Total Liabilities	1,456,573	1,711,000
Stockholders’ Equity	1,053,461	954,286

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended September 30,
	2008	2007
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$621,290	$631,132
Merchandise Sales	57,062	53,574
Installment Sales	10,554	8,593
Other	10,704	3,940

	699,610	697,239

Franchise Revenue
Franchise Merchandise Sales	7,969	7,376
Royalty Income and Fees	1,176	5,086

Total Revenue	708,755	709,701

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	142,314	140,219
Cost of Merchandise Sold	44,714	41,065
Cost of Installment Sales	4,065	2,822
Salaries and Other Expenses	417,354	422,294
Franchise Cost of Merchandise Sold	7,640	7,072

	616,087	613,472

General and Administrative Expenses	30,361	31,701
Amortization of Intangibles	3,545	3,953
Restructuring Expenses	213	—

Total Operating Expenses	650,206	649,126

Operating Profit	58,549	60,575

Interest Expense	15,040	23,419
Interest Income	(2,073)	(1,703)

Earnings before Income Taxes	45,582	38,859

Income Tax Expense	16,203	13,584

NET EARNINGS	29,379	25,275

BASIC WEIGHTED AVERAGE SHARES	66,696	67,939

BASIC EARNINGS PER COMMON SHARE	$0.44	$0.37

DILUTED WEIGHTED AVERAGE SHARES	67,473	68,587

DILUTED EARNINGS PER COMMON SHARE	$0.44	$0.37

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

	Nine Months Ended September 30,
	2008	2007
(In Thousands of Dollars, except per share data)	Unaudited
Store Revenue
Rentals and Fees	$1,896,594	$1,953,341
Merchandise Sales	198,104	161,495
Installment Sales	29,685	24,649
Other	30,912	17,686

	2,155,295	2,157,171

Franchise Revenue
Franchise Merchandise Sales	25,386	24,256
Royalty Income and Fees	3,741	7,731

Total Revenue	2,184,422	2,189,158

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	433,987	429,215
Cost of Merchandise Sold	153,206	117,043
Cost of Installment Sales	11,875	9,496
Salaries and Other Expenses	1,241,340	1,260,135
Franchise Cost of Merchandise Sold	24,270	23,222

	1,864,678	1,839,111

General and Administrative Expenses	93,986	93,118
Amortization of Intangibles	12,137	11,925
Litigation Settlement Expense	—	51,250
Restructuring Expense	3,098	—

Total Operating Expenses	1,973,899	1,995,404

Operating Profit	210,523	193,754

Interest Expense	52,706	70,946
Interest Income	(6,226)	(4,937)

Earnings before Income Taxes	164,043	127,745

Income Tax Expense	60,565	46,116

NET EARNINGS	103,478	81,629

BASIC WEIGHTED AVERAGE SHARES	66,697	69,349

BASIC EARNINGS PER COMMON SHARE	$1.55	$1.18

DILUTED WEIGHTED AVERAGE SHARES	67,336	70,229

DILUTED EARNINGS PER COMMON SHARE	$1.54	$1.16